Exhibit 99.1

NEWS RELEASE

February 2, 2009

Quincy L. Allen Named to NCR Corporation Board of Directors

DAYTON, Ohio – Today the board of directors of NCR Corporation (NYSE: NCR) announced it has appointed Quincy L. Allen to the company’s board of directors.

“As NCR enhances its core businesses and taps promising new industry segments and geographies, it will be vital to have the experience and input of individuals like Quincy Allen. His technical, operational and marketing expertise will be an asset for this company and its shareholders,” said Bill Nuti, NCR chairman and chief executive officer.

Allen is the president of Xerox Corporation’s Global Business and Strategic Marketing Group. He is also a vice president of the corporation.

Allen is responsible for the worldwide management of Xerox’s $5 billion production and $8 billion office businesses, including P&L, product marketing and launch and strategic planning. The production business offers high end systems, software and services for the graphic communication industry, including production publishing, transaction printing and enterprise-wide printing. He oversees marketing of Xerox technology, software and services for offices small to large. Since joining Xerox as an electrical engineer in 1982, Allen has held senior technical and management positions in areas such as supply chain, sales and marketing, and product development.

Allen earned a bachelor’s degree in electrical engineering from Northeastern University and a master’s degree in business administration from the University of Rochester. He is a board member of the National Action Council for Minorities in Engineering, Inc. and the Electronic Document Systems Foundation.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company and leader in automated teller machines, self-checkouts and other self- and assisted-service solutions, serving customers in more than 100 countries. NCR’s software, hardware, consulting and support services help organizations in retail, financial, travel, healthcare and other industries interact with consumers across multiple channels.

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NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Alan Ulman

NCR Corporation

770.623.7998

alan.ulman@ncr.com